EXHIBIT 99.1
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                                                          FOR IMMEDIATE RELEASE

March 14, 2005                         Contact: Paul Vanderhoven (713) 654-9549
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             STERLING CHEMICALS COMMENTS ON ACRYLONITRILE OPERATIONS
                         AND OPTIONS UNDER CONSIDERATION

                HOUSTON, TEXAS, MARCH 14, 2005 - STERLING CHEMICALS, INC. (SCHI) announced that it continues to be unable to secure adequate supplies of propylene to restart its acrylonitrile facilities and related derivate units in Texas City, Texas. Previously, the Company announced that it had declared force majeure under its contracts related to these businesses due to unavailability of propylene, and had shut down its acrylonitrile facilities and sodium cyanide unit until adequate supplies of propylene become available. The Company's acrylonitrile and derivatives businesses have sustained gross losses of $28 million and $36 million during 2004 and 2003, respectively. Due to these recurring losses and the continued difficulties the Company has experienced over the last few years in securing adequate supplies of propylene, the Company has been evaluating its options with respect to these businesses and is now focusing on two options in particular.

                One of these options involves an effort to improve the cost competitiveness of the Company's acrylonitrile business through major process changes to its acrylonitrile facilities. As a part of these changes, the Company would permanently shut down its least cost efficient acrylonitrile reactor, which would result in a reduction in its overall capacity for acrylonitrile from 740 million pounds per year to 530 million pounds per year. If the Company pursues these process changes, the total capital cost is estimated to be between $2 million and $3 million. However, this option is only feasible if the Company can reasonably secure reliable and sufficient quantities of propylene.


                Alternatively, the Company is considering a permanent closure of its acrylonitrile and derivatives facilities. A permanent closure of these facilities would result in estimated one-time costs of between $20 million and $30 million. These one-time costs include payment of contractual obligations, employee severance costs and decommissioning costs, among other costs. The Company expects the monetization of the working capital associated with its acrylonitrile business to more than offset the cash requirements for these one-time closure costs. At February 28, 2005, working capital associated with the Company's acrylonitrile business was approximately $46 million. If the Company proceeds with the permanent closure of its acrylonitrile facilities and related derivative units, the Company estimates that between $7 million and $9 million per year of on-going costs would be allocated to its remaining

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businesses, primarily consisting of energy costs and continuing fixed costs currently charged to its acrylonitrile and derivatives operations. In the event of a permanent closure of these facilities, the Company would seek alternative uses of the space and infrastructure that is currently associated with the acrylonitrile and derivate operations.


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                Based in Houston, Texas, Sterling Chemicals, Inc. manufactures a variety of petrochemical products at its facilities in Texas City, Texas.

                Statements in this press release that contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, include, but are not limited to, statements concerning the Company's ability to secure adequate supplies of propylene, the amount of expected capital costs associated with various alternatives, the amount of expected closure costs, the amount of costs absorbed by the Company's other businesses in the event of a permanent closure of the Company's acrylonitrile facilities and related derivative units and, in the event of a permanent closure of these facilities, the ability of the Company to use the space and infrastructure that is currently associated with the acrylonitrile and derivate operations. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated or projected. A discussion of the risk factors that could impact these areas and Sterling's overall business and financial performance can be found in Sterling's filings with the Securities and Exchange Commission, including Sterling's Annual Report on Form 10-K. Investors and analysts should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of this press release, and Sterling undertakes no obligation to publicly update or revise any forward-looking statements. Copies of Sterling's most recent Annual Report on Form 10-K are posted on, or may be accessed through, Sterling's website at www.sterlingchemicals.com.